STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of August 27, 1998 by and among Interiors, Inc., a Delaware corporation ("Buyer"), on the one hand, and Jimmy D. Webster, Jr. ("JDW"), Bettye Jo Webster ("BJW") and Henry L. Gray ("Gray") (JDW, BJW and Gray are collectively referred to herein as the "Shareholders").

                                 R E C I T A L S

            A. The Shareholders own all of the issued and outstanding shares (collectively, the "Shares") of common stock, no par value per share ("Common Stock") of Stylecraft Lamps, Incorporated, a Tennessee corporation (the "Company").

            B. The Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, the Shares in accordance with the terms of this Agreement.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms used in this Agreement shall, except as otherwise provided for herein, be construed in accordance with GAAP.

            "Action" shall mean any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

         "Affiliate" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

            "Agreement" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

            "Annex" shall mean each item referred to in this Agreement as an Annex. Each Annex shall be mutually agreed upon by the parties to this Agreement or the parties to the agreement attached to such Annex, and shall thereupon be appended to and made a part of this Agreement, on or before October 31, 1998.

            "Balance Sheet" and "Balance Sheet Date" shall have the respective meanings assigned to such terms in Section 3.04(a).


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            "Business Day" shall mean any day excluding Saturday, Sunday or any day which shall be a day on which banking institutions are authorized by federal law to close.

            "Buyer" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

            "Closing" and "Closing Date" shall have the respective meanings assigned to such terms in Section 2.03.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Common Stock" shall have the meaning assigned to such term in Recital A.

            "Company" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

            "Delaware Corporation Law" shall mean the Delaware General Corporation Law, as amended.

            "Disclosure Letter" shall mean a letter delivered to Buyer by the Shareholders on or before September 30, 1998, and to which each Schedule shall be attached, and to which each Annex shall be appended when agreed upon. The Disclosure Letter, when delivered, shall become a part of this Agreement and incorporated herein.

            "Environmental Laws" shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal, transport, transloading, cleanup, decontamination, discharge and disposal of Hazardous Material.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Financial Statements" shall have the meaning assigned to such term in Section 3.04(a).

            "GAAP" means United States generally accepted accounting principles, consistently applied.

            "Governmental Entity" shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

            "Hazardous Material" shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future.

            "Indebtedness" shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other


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interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has not assumed or become liable for the payment of such liabilities or obligations; and
(iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person's employees or for the purchase of inventory or similar property acquired and consumed in the Ordinary Course.

            "IRS" shall mean the United States Internal Revenue Service.

            "knowledge" shall mean, with respect to the Shareholders, the knowledge of any officer, manager or director of the Company, after reasonable investigation.

            "Land" shall mean two parcels of real property, one containing approximately 11.5 acres located in Desoto County, Mississippi, and the other containing approximately 1.5 acres located in Tate County, Mississippi, and the Structures located thereon, both as more particularly described in Schedule I attached hereto, together with (a) all privileges, rights, easements and appurtenances belonging to such real property, (b) all development rights, air rights, water, water rights and water stock relating to such real property, and
(c) all right, title and interest of the Company in and to any streets, alleys, passages, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property, before or after the vacation thereof.

            "Leased Real Property" shall mean all real property, including Structures, leased by the Company.

            "Legal Requirement" shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

            "Lien" shall mean all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

            "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of the Company.

            "Options" shall mean all outstanding options, warrants and other rights to acquire Common Stock.

            "Ordinary Course" shall mean, when used with reference to the Company or Buyer or an Affiliate of Buyer, the ordinary course of their respective businesses consistent with past practices.

            "Permits" shall have the meaning assigned to such term in Section
3.16 hereof.

            "Permitted Liens" shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such Liens are not then delinquent.


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

            "Person" shall mean all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures, Governmental Entities and any other entities.

            "Policies" shall have the meaning assigned to such term in Section 3.09(b).

            "Proprietary Information" shall have the meaning assigned to such term in Section 3.08(b).

            "Registered Rights" shall have the meaning assigned to such term in
Section 3.08(a).

            "Schedule" shall mean each item referred to in this Agreement as a Schedule, each of which shall be attached to the Disclosure Letter when delivered on or before September 30, 1998.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Shareholders" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

            "Shares" shall have the meaning assigned to such term in Recital A.

            "Stock Plans" shall mean all stock option plans and other stock or equity-related plans of the Company.

            "Structure" shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

            "Subsidiary" of a Person shall mean any corporation, partnership, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person or by one or more of such subsidiary entities, or both.

            "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine penalty or addition thereto, whether disputed or not.

            "Tax Return" shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

            SECTION 2.01 Purchase and Sale of the Shares. Subject to the terms and conditions set forth herein, the Shareholders agree to sell and deliver the Shares to Buyer, and Buyer agrees to purchase and accept the Shares from the Shareholders, free and clear of all Liens, for the purchase price described in
Section 2.02 hereof.

            SECTION 2.02 Purchase Price. The total purchase price for the Shares shall be the sum of Ten Million Dollars ($10,000,000), payable to the Shareholders, in proportion to their respective percentages to be set forth opposite their names on Schedule 2.02, by wire transfer at the Closing.


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            SECTION 2.03 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01 hereof, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Twenty-Third Floor, 555 South Flower Street, Los Angeles, California 90071, if accomplished by facsimile and/or mail courier, or at the offices of Wyatt, Tarrant & Combs, Suite 650, Cresent Center, 6075 Poplar Avenue, Memphis, Tennessee, if accomplished in person, at 10:00 A.M. local time on December 31, 1998, as promptly as practicable upon satisfaction of the conditions appearing in Article VI and Article VII hereof or at such other place, time or date as Buyer and the Shareholders may mutually establish (such time and date being referred to herein as the "Closing Date").

            SECTION 2.04 Actions at the Closing. At the Closing:

                  (a) The Shareholders shall deliver or cause to be delivered to
Buyer:

                        (i) a certificate or certificates representing the Shares registered in the name of Buyer; and

                        (ii) all of the documents, certificates and instruments required to be delivered to Buyer pursuant to Article VI hereof.

                  (b) Buyer shall deliver or cause to be delivered to the
Shareholders:

                        (i) cash in the amount of Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds to an account designated by the Shareholders in writing no later than three (3) Business Days prior to the Closing; and

                        (ii) all of the documents, certificates and instruments required to be delivered to the Shareholders pursuant to Article VI hereof.

                  (c) JDW shall deliver or cause to be delivered to the Company the sum of One Hundred Thousand Dollars ($100,000) by check, which shall be used solely to satisfy JDW's indebtedness to the Company under the only Promissory Note (the "Note") between JDW and the Company in the principal amount of $100,000, under which JDW will owe the total amount $100,000 to the Company as of the Closing Date.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              REGARDING THE COMPANY

            The Shareholders represent and warrant to the best of the Shareholders' knowledge and belief to, and covenant and agree with, Buyer (other than with respect to Sections 3.01, 3.02 and 3.03, which representations and warranties are not qualified to the best of Shareholders' knowledge and belief) that:

            SECTION 3.01 Organization and Good Standing.

                  (a) The Company has been duly organized and is existing as a corporation in good standing under the laws of the State of Tennessee with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of Mississippi, such state comprising the only jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon the Company.


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

                  (b) The Company has no Subsidiaries, nor does it own or control or have any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other Person.

            SECTION 3.02 No Conflicts. Subject to compliance with the applicable requirements of the Securities Act and any applicable state laws, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or affected or to which any of the property or assets of the Company is bound or affected, (b) result in the violation of the provisions of the Charter or Bylaws of the Company or any Legal Requirement applicable to or binding upon it, or (c) result in the creation or imposition of any Lien upon any property or asset of the Company.

            SECTION 3.03 Capitalization. The authorized capital stock of the Company consists solely of 2,000 shares of Common Stock, of which 1,333 shares are, and on the Closing Date will be, issued and outstanding, 700 of which are owned by JDW, 500 of which are owned by BJW and 133 of which are owned by Gray. The Shareholders are the only holders of shares of Common Stock. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no existing Options of any character relating to shares of Common Stock, there are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock and no commitments to issue such securities or instruments, and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock. The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act,
(ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

            SECTION 3.04 Financial Statements.

                  (a) Schedule 3.04(a) will contain true and complete copies of
(i) the audited balance sheet of the Company at December 31, 1997 and the related audited statements of income, shareholders' equity and cash flows for the year then ended, together with the opinion of BDO Seidman LLP, the Company's independent accountants, and (ii) the unaudited balance sheet of the Company (the "Balance Sheet") dated June 30, 1998 (the "Balance Sheet Date"), and the related unaudited statements of income, shareholders' equity and cash flows for the six-month period ended on the Balance Sheet Date (such audited and unaudited financial statements are collectively referred to as the "Financial Statements").

                  (b) The Financial Statements present fairly the financial condition of the Company as of the dates indicated therein and the results of operations and changes in financial position of the Company for the periods specified therein, have been prepared in conformity with GAAP during the periods covered thereby and prior periods (except that the Balance Sheet and the related unaudited statements of income, Shareholders' equity and cash flows for the six-month period ended on the Balance Sheet Date do not contain footnotes and are subject to year end adjustments which would not, either individually or in the aggregate, be material), have been derived from the accounting records of the Company and represent only actual, bona fide transactions. The Financial Statements are true and correct in all material respects.


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            SECTION 3.05 Title to Property; Encumbrances.

                  (a) The Company does not own any real property or Structures (other than the Land).

                  (b) Schedule 3.05(b) will contain a true and complete list and legal descriptions of the Land and a general description of each Structure situated thereon. The Shareholders shall furnish to Buyer with the Schedule true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing the Company's ownership of the Land, as well as copies of any surveys or environmental reports relating to the Land.

                  (c) The Company has, and immediately prior to the Closing will have, good, valid and marketable title to the Land and all personal property reflected on the Balance Sheet as owned by the Company, subject to changes in the Ordinary Course, and all personal property acquired by the Company since the Balance Sheet Date, subject to changes in the Ordinary Course, in each case free and clear of all Liens except Permitted Liens.

                  (d) Schedule 3.05(d) will contain a true and complete list of all leases and licenses pursuant to which the Company leases from others real or personal property. All leases and licenses pursuant to which the Company leases from others real or personal property are valid, subsisting in full force and effect in accordance with their respective terms, and there is not, under any lease or license any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance) by the Company thereunder or any other party thereto. True and complete copies of all real property leases, licenses and personal property leases to be listed on Schedule 3.05(d) will be delivered to Buyer with the Schedule, as well as copies of any title reports, surveys or environmental reports or audits relating to any leases or licenses. No such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, a "lease" shall include a sublease.

                  (e) Schedule 3.05(e) will contain a list of all tangible personal property having a cost or fair market value in excess of $5,000 owned by the Company (other than personal property held by the Company as lessee under a personal property lease). All equipment owned by the Company and all personal property owned or leased by the Company, if any, is, in the aggregate and considered as a whole, in good operating condition and repair, subject only to ordinary wear and tear, has been operated, serviced and maintained properly and is suitable and appropriate for the use thereof made and proposed to be made by the Company in its business and operations. The Leased Real Property, Structures, Land and personal property described in this Section 3.5 comprise all of the Leased Real Property, Structures, real property and personal property of the Company.

                  (f) Except as to be set forth in Schedule 3.05(f):

                        (i) The Company is not in violation of, or default under, any Legal Requirement pertaining to any of the Land. No notice of violation of any Legal Requirement, or of any covenant, condition, restriction or easement affecting the Land or with respect to the use or occupancy thereof, has been given by any Person;

                        (ii) All of the Structures (A) are in good operating condition and repair, (B) are adequate and suitable for the purposes for which they are currently and proposed to be used, and (C) are supplied with utilities and other services necessary for the operation of such Structures, and the business conducted by the Company therein, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are maintained in accordance with all Legal Requirements and are provided via permanent, irrevocable, appurtenant easements in favor of the Company;


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

                  (iii) No condemnation proceeding is pending or threatened which would impair the occupancy, use or value of the Land;

                  (iv) No Structure, nor the operations of the Company therein or thereon, (A) is located outside of the boundary lines of the described parcel of land on which it is located, (B) is in violation of applicable setback requirements, zoning laws, or ordinances, (C) is subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications or
(D) encroaches on any property owned by, or easement granted in favor of, any Person;

                  (v) There are no (A) leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other Person the right to acquire, use or occupy any portion of, the Land, (B) outstanding options or rights of first refusal to purchase all or any portion of the Land or interest therein, and (C) Persons (other than the Company) in possession of the Land;

                  (vi) Each parcel of the Land (A) is fully and adequately described in the legal description therefor contained in the deed thereof, (B) abuts a paved public right-of-way, (C) does not serve any adjoining property for any purpose inconsistent with the use of the Land, and (D) is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; and

                  (vii) With respect to each item of Leased Real Property, to the best of the Shareholders' knowledge, (A) the owner thereof has good and marketable title thereto, free and clear of all Liens other than (I) recorded easements, covenants and restrictions that do not impair the current use, occupancy or value thereof and (II) the leasehold interest of the Company, (B) there is adequate ingress and egress (and a continuing right thereto), without the need for an easement, between paved public rights-of-way and such Leased Real Property and (C) the Company has not sold, transferred or subjected to a Lien such Leased Real Property or any interest therein.

            SECTION 3.06 Inventory and Accounts Receivable.

                  (a) All inventory set forth or reflected in the Balance Sheet, or acquired by the Company since the Balance Sheet Date, consists of a quality and quantity usable and saleable by the Company in the Ordinary Course. The value at which inventories are carried on the Balance Sheet reflects the normal inventory valuation policy of the Company, on a basis consistent with that used in the preparation of the audited balance sheet of Company at December 31, 1997, of stating inventory at its lower of cost or market value.

                  (b) All accounts receivable of the Company reflected in the Balance Sheet and all accounts receivable of the Company that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such dates and except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet) are valid and enforceable claims against the account debtor, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. Such accounts receivable of the Company are subject to no valid defense, offset or counterclaim and are fully collectible in the Ordinary Course, except to the extent of the allowance for doubtful accounts reflected on the Balance Sheet.

            SECTION 3.07 Compliance with Law. Except where it has not had a Material Adverse Effect, the Company (i) has not violated, has not conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) has not been alleged to be in violation of any Legal Requirement, and (iii) has not received any notice of any alleged violation of, nor any citation for noncompliance with, any Legal Requirement.


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

               SECTION 3.08  Trademarks, Patents, Etc.

                  (a) Schedule 3.08(a) will contain a true and complete list of all patents, patent applications, trade names, logos, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, Internet domain names, 1-800 and 1-888 telephone numbers, grants of a license or right to the Company with respect to any of the foregoing, both domestic and foreign, owned or claimed by the Company or used or proposed to be used by the Company in the conduct of its business, whether registered or not (collectively herein, "Registered Rights"). No other patent, trademark, service mark, trade name or copyright, or license with respect to any of the foregoing, is necessary to permit the Company's business to be conducted as now conducted or as heretofore or proposed to be conducted. True and complete copies of all documentation related to the Registered Rights will be made available to Buyer pursuant to Section 8.04 hereof.

                  (b) The Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, computer program (including source code), technical data, invention, process, confidential data and other information (collectively herein, "Proprietary Information"), if any, required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company, free and clear of any right, equity or claim of others and without infringing upon or otherwise acting adversely to the right or claimed right of any third party under or with respect to any of the Proprietary Information. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

                  (c) The Company has not sold, transferred, assigned, licensed, restricted, encumbered or subjected to any Lien, any Registered Right or any Proprietary Information or any interest therein and (ii) the Company is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

                  (d) There are no claims or demands of any Person pertaining to, or any Actions that are pending or threatened, which challenge the rights of the Company in respect of any Registered Right or any Proprietary Information.

            SECTION 3.09 Banking and Insurance.

                  (a) Schedule 3.09(a) will contain a true and complete list of the names and locations of all financial institutions at which the Company maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the numbers or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

                  (b) Schedule 3.09(b) will contain a true and complete list of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to, or associated with, the Company's business, operations, premises, properties, assets, employees, agents and directors (collectively, the "Policies"). No facts or circumstances exist that would cause the Company to be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company or the Shareholders.

            SECTION 3.10 Indebtedness.


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

                  (a) Except as shown on the Balance Sheet, the Company has no liability or obligation for Indebtedness. No event has occurred and no condition has become known to the Shareholders (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or basis of force majeure or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by the Company or any other Person under the Credit Facility or the Leases that would entitle any Person to require the Company to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof.

                  (b) All agreements or instruments pursuant to which any of the Company's directors, employees or the Shareholders have guaranteed any Indebtedness of the Company (the "Guaranties") will be made available to Buyer pursuant to Section 8.04 hereof.

            SECTION 3.11 Judgments; Litigation. Except as set forth in Schedule 3.11, when delivered:

                  (a) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting the Company or its properties, assets or business or (ii) Action pending against or affecting the Company or its properties, assets or business.

                  (b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company relating to the Company or its business, (ii) Action threatened against the Company or its properties, assets or business, (iii) Action pending or threatened against the Company's officers, directors or employees relating to the Company or its business or (iv) basis for the institution of any Action against the Company or any of its officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect.

            SECTION 3.12 Income and Other Taxes. Except as to be disclosed on
Schedule 3.12:

                  (a) All Tax Returns required to be filed through and including the date hereof in connection with the operations of the Company are true, complete and correct in all material respects and have been properly and timely filed. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True, correct and complete copies of each Tax Return of the Company with respect to the past three taxable years, and of all reports of, and communications from, any Governmental Entities relating to such period will be made available to Buyer pursuant to
Section 8.04 hereof. The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Taxes for federal income tax purposes within the meaning of Code
Section 6662.

                  (b) All Taxes required to be paid or withheld and deposited through and including the date hereof in connection with the operations of the Company have been duly and timely paid or deposited by the Company. The Company has properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to its employees, creditors, independent contractors and other third parties, and for Taxes on sales, and has properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company has no liabilities for any Taxes for any taxable period ending prior to or coincident with the Closing Date other than those which have been recorded on the books and records of the Company.

                  (c) The Company has made adequate provision on its books of account for all Taxes with respect to its business, properties and operations through the Balance Sheet Date, and the accruals for Taxes in the Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the Closing Date.

                  (d) Except as to be set forth in Schedule 3.12(d), the Company has not heretofore (i) had a tax deficiency proposed, asserted or assessed against it, (ii) executed any waiver of any statute of limitations on the assessment or collection of any Taxes, or (iii) been delinquent in the payment of any Taxes.

                  (e) Except as to be set forth in Schedule 3.12(e), no Tax Return of the Company has been audited or the subject of other Action by any Governmental Entity. Except as to be set forth in Schedule 3.12(e), the Company has not received any notice from any Governmental Entity of any pending examination or any proposed deficiency, addition, assessment, demand for payment or adjustment relating to or affecting the Company or its assets or properties and the Shareholders have no reason to believe that any Governmental Entity may assess (or threaten to assess) any Taxes for any periods ending on or prior to the Closing Date.

                  (f) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G; (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2);
(iv) is not a party to a tax allocation or sharing agreement; (v) has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group within the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity; and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e).

                  (g) The Company has no unused net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution.

            SECTION 3.13 Corporate Records. True and complete copies or originals of the Charter, Bylaws, minute books and stock records of the Company will be made available to Buyer pursuant to Section 8.04 hereof.

            SECTION 3.14 Employee Benefit Matters. Except as to be set forth in
Schedule 3.14, the Company maintains no pension, retirement, profit-sharing, employee stock ownership plan, deferred compensation, stock bonus or other similar plan; medical, vision, dental or other health plan; life insurance plan; vacation, severance, golden parachute or other similar plan or arrangement; stock option, stock appreciation or other similar plan or arrangement; and any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA, which, in any case, relates to the Company.

            SECTION 3.15 No Undisclosed Liabilities. Except (i) to the extent set forth or provided for in the Financial Statements or the notes thereto, or
(ii) for non-material current liabilities incurred since the Balance Sheet Date in the Ordinary Course, as of the date hereof, the Company has no liabilities, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amounts thereof are readily ascertainable or not, or any unrealized or anticipated losses from any commitments of a contractual nature, including Taxes with respect to or based upon the transactions or events occurring at or prior to the Closing.

            SECTION 3.16 Permits, Licenses, Etc. The Company possesses, and is operating in material compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Land or the Leased Real Property as it is currently used and proposed to be used (including, if applicable, with respect to storm water runoff and treatment of any of the Land or Leased Real Property as a hazardous waste facility), (ii) conduct its business as currently conducted, and (iii) maintain and operate its employee benefit plans (collectively, the "Permits"). Schedule 3.16 will contain a true and complete list of all Permits, and each expiration date and scheduled renewal date related to each Permit. Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated hereby will not result in the revocation, suspension or limitation of any Permit and no Permit will require the consent of its issuing authority as a result of the consummation of the transactions contemplated hereby.

            SECTION 3.17 Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage or production, or disposal of Hazardous Materials. All such registrations, filings and submissions were in compliance with all Legal Requirements (including all Environmental Laws) and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

            SECTION 3.18 Consents. All consents, authorizations and approvals of any Person that are necessary in connection with the operations and business of the Company as currently conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect, have been lawfully and validly obtained by the Company or will be obtained by the Company prior to the Closing Date.

            SECTION 3.19 Material Contracts; No Defaults.

                  (a) Schedule 3.19(a) will contain a true and complete list and description of all outstanding sales orders and sales contracts of the Company having an indicated gross value in excess of $5,000 or having a term or duration in excess of six (6) months. All such sales orders and sales contracts have been entered into in the Ordinary Course. The Company has not received any advance, progress payment or deposit in respect of any sales order or sales contract, and the Company has no sales order or sales contract that will result, upon completion of the performance thereof, in gross margins materially lower than those normally experienced by the Company for services or products covered by such sales order or sales contract.

                  (b) Schedule 3.19(b) will contain a true and complete list and description of all outstanding purchase orders and purchase commitments of the Company having an indicated gross value in excess of $5,000 or having a term or duration in excess of six (6) months. All outstanding purchase orders and purchase commitments of the Company have been incurred in the Ordinary Course, and no purchase order or purchase commitment of the Company is in excess of the normal, ordinary and usual requirements of the business of the Company.

                  (c) Schedule 3.19(c) will contain a true and complete list of all sales agency, sales representative and similar contracts or agreements of the Company and a description of the territory or market and the expiration or renewal date of each such contract or agreement. True and complete copies of each such contract and agreement will be made available to Buyer pursuant to
Section 8.04 hereof.

                  (d) There are no noncompetition agreements or covenants under which the Company or the Shareholders or any of the Company's officers, directors or key employees is obligated. The Company is not restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world, and no officer, director or key employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company. There are no noncompetition agreements or covenants in favor of the Company.

                  (e) Schedule 3.19(e) will contain a true and complete list of all written contracts, agreements, understandings, arrangements and commitments of the Company with any officer, director, consultant, employee or Affiliate of the Company or with any associate, Affiliate or employee of any Affiliate of the Company. Except as to be set forth in Schedule 3.19(e), there are no oral contracts, agreements, understandings, arrangements and commitments of the Company with any officer, director, consultant, employee or Affiliate of the Company or with any associate, Affiliate or employee of any Affiliate of the Company. Except as to be set forth in Schedule 3.19(e), there are no oral contracts, agreements, understandings or commitments with any third party by which the Company's properties, rights or assets are bound.

                  (f) Schedule 3.19(f) will contain a true and complete list of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement. True and complete copies of such contracts, agreements, understandings, arrangements and commitments will be made available to Buyer pursuant to Section
8.04 hereof. For the purposes of this subsection (f), "material" means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than ninety (90) days from the date hereof, (ii) involves payments or receipts by the Company in excess of $10,000 or (iii) involves capital expenditures in excess of $10,000.

                  (g) No event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay, termination, nonperformance or accelerated or increased rights by the Company or any other Person under any written or oral contract, agreement, arrangement, commitment or other understanding; no Person with whom the Company has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay, termination or nonperformance thereunder, the delay, termination or nonperformance of which, or a default under which, has had or may have a Material Adverse Effect; and each agreement, contract, arrangement or commitment is, and after the Closing will be, on identical terms, legal, valid, binding, enforceable and in full force and effect.

            SECTION 3.20 Absence of Certain Changes. Since the Balance Sheet Date, the Company has not: (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its material assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course (except with respect to the acquisition of new computer software and hardware); (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any consultant to the Company; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any Plan or labor agreement affecting any employee of the Company otherwise than to conform to Legal Requirements; or (xv) entered into any material agreement or otherwise obligated itself to do any of the foregoing.

            SECTION 3.21 Employees and Labor Matters.

                  (a) Schedule 3.21(a) will contain a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal, including the Company's employee manual, if any) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company's property and related matters of the Company with any current or former officer, director, employee or consultant. A true and complete copy of the Company's employee manual will be made available to Buyer pursuant to Section 8.04 hereof.

                  (b) Schedule 3.21(a) will contain a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company is obligated.

                  (c) Except for the employment and labor agreements which will be made available to Buyer pursuant to Section 8.04 hereof, neither Buyer nor the Company will have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Company from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company at or prior to the Closing. There is no agreement, arrangement, commitment or understanding between the Company and any of its employees which could prohibit the Company from modifying the work schedule of its employees.

                  (d) There is not occurring or threatened, any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against the Company or its premises or products. Except for activities by the unions that are parties to any of the agreements which will be made available to Buyer pursuant to Section 8.04 hereof, no union or other labor organization has attempted to organize any of the employees of the Company.

                  (e) The Company has complied with all Legal Requirements relating to employment and labor, except where the failure to so comply would not have a Material Adverse Effect, and no facts or circumstances exist that could provide a reasonable basis for a claim of wrongful termination by any current or former employee of the Company against the Company.

            SECTION 3.22 Affiliations. No Shareholder, officer, director or key employee of the Company or any associate or Affiliate of the Company or any of such Persons has, directly or indirectly, (i) an interest in any Person that (A) furnishes or sells, or proposes to furnish or sell, services or products that are furnished or sold by the Company or (B) purchases from or sells or furnishes to, or proposes to purchase from or sell or furnish to, the Company any goods or services or (ii) a beneficial interest in any contract or agreement to which the Company is a party or by which the Company or any of the assets of the Company are bound or affected.

            SECTION 3.23 Principal Customers and Suppliers.

                  (a) Schedule 3.23(a) will contain a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the Company's sales of goods or services during the twelve (12) months ended on the Balance Sheet Date, and since that date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

                  (b) Schedule 3.23(a) will contain a true and complete list of all suppliers from whom the Company purchased in excess of five percent (5%) of the Company's purchases of goods or services or which do not permit open terms of payment or purchases on credit, during the twelve (12) months ended on the Balance Sheet Date, and since that date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the Company or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

            SECTION 3.24 Warranty Liability. Schedule 3.24 will contain a true and complete list of all written warranties granted or made with respect to services rendered or products sold by the Company, and the Company's aggregate expense related to such warranties for each of the last three (3) years.

            SECTION 3.25 Hazardous Materials. Except as disclosed on Schedule 3.25, when delivered:

                  (a) No Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under the Land or any real property currently or previously owned or leased by the Company or is presently located on or under the Land or any Leased Real Property (or any property adjoining the Land or any Leased Real Property), (ii) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any Environmental Law, (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by the Company, given the nature of its present condition, location, nature, material or maintenance, or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by the Company under Environmental Law or common law.

                  (b) No notice, citation, summons or order has been received by the Company or any Shareholder, no notice has been given by the Company and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company of any Environmental Law or (ii) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

                  (c) The Company has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a "potentially responsible party" with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.
Schedule 3.25(f) will contain a true and complete list of all Material Safety Data Sheets applicable to the Company's operations at the Leased Real Property.

                  (d) No above-ground or underground storage tanks, whether or not in use, are or have ever been located on the Land or at any property currently owned or leased by the Company.

                  (e) No notice has been received by the Company with respect to the listing or proposed listing of the Land or any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

                  (f) There have been no environmental inspections, investigations, studies, tests, reviews or other analyses conducted in relation to the Land or any Leased Real Property except those that indicated no violation of any Legal Requirement, or if a violation was indicated, such violation has been remedied.

                  (g) The Company has not released, transported, or arranged for the transportation of any Hazardous Material from the Land or any property currently or previously owned, operated or leased by the Company.

            SECTION 3.26 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of the Company or the Shareholders in connection with this Agreement or the transactions contemplated hereby, and neither the Company nor the Shareholders have entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

            SECTION 3.27 Disclosure. No representation or warranty of the Shareholders in this Agreement and no information contained in any Schedule or other writing delivered by the Shareholders pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. There is no fact that the Shareholders have not disclosed to Buyer in writing that has had or, insofar as the Shareholders can now foresee, may have a Material Adverse Effect on the ability of the Shareholders to perform fully this Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 REGARDING BUYER

            Buyer represents and warrants to the best of Buyer's knowledge and belief to, and covenants and agrees with, Shareholders that:

            SECTION 4.01 Organization, Power and Authority of Buyer. Buyer has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

            SECTION 4.02 Authorization. Buyer has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by Buyer. This Agreement, upon its execution and delivery by Buyer (assuming the due authorization, execution and delivery hereof by the other parties hereto), will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            SECTION 4.03. No Conflict or Violation. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Buyer is a party or by which Buyer is bound or affected or to which any of the property or assets of Buyer is bound or affected, (b) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Buyer or any Legal Requirement applicable to or binding upon it, (c) result in the creation or imposition of any Lien upon any property or asset of Buyer or
(d) otherwise adversely affect the contractual or other legal rights or privileges of Buyer. Schedule 4.03 will set forth a list of all agreements to which Buyer is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

            SECTION 4.04 Consents and Approvals. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

            SECTION 4.05 Brokers' Fees. No broker, finder or similar agent has been employed by or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and Buyer has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

            SECTION 4.06 Disclosure. No representation or warranty of the Buyer in this Agreement and no information contained in any other writing delivered by Buyer to the Company or the Shareholders pursuant to this Agreement or at the Closing contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein not misleading. To the knowledge of Buyer, there is no fact that the Buyer has not disclosed to the Company or the Shareholders in writing that has had or, insofar as the Buyer can now foresee, may have a Material Adverse Effect on the ability of Buyer to fully perform this Agreement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           REGARDING THE SHAREHOLDERS

            Each of the Shareholder hereby represents and warrants to, and covenants and agrees with, Buyer that:

            SECTION 5.01 Ownership of Shares. The Shareholder owns of record and beneficially the Shares, and has, and immediately prior to the Closing the Shareholder will have, good and marketable title to the Shares free and clear of all Liens, other than the agreements and commitments contained herein or contemplated hereby.

            SECTION 5.02 Delivery of Good Title. All consents, approvals, authorizations and orders necessary for the sale and delivery of the Shares to be sold by the Shareholder hereunder have been obtained, and the Shareholder has, and immediately prior to the Closing the Shareholder will have, full right, power, authority and capacity to sell, assign, transfer and deliver the Shares pursuant to this Agreement. Upon delivery of the Shares and payment of the consideration therefor pursuant to this Agreement, valid and marketable title to the Shares, free and clear of all Liens will pass to Buyer.

            SECTION 5.03 Authorization. The Shareholder has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his/her obligations under this Agreement. The execution and delivery by the Shareholder of this Agreement, and the consummation by the Shareholder of the transactions contemplated hereby, has been duly authorized by all necessary action by the Shareholders. This Agreement, upon its execution and delivery by the Shareholders (assuming the due authorization, execution and delivery hereof by Buyer), will constitute the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            SECTION 5.04 No Conflict or Violation. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Shareholder is a party, or by which the Shareholder is bound or affected or to which any of the property or assets of the Shareholder is bound or affected, (b) result in the violation of the provisions of the Charter or Bylaws of the Company or any Legal Requirement applicable to or binding upon them, (c) result in the creation or imposition of any Lien upon any property or asset of the Shareholder, other than pursuant to the terms of this Agreement, or
(d) otherwise adversely affect the contractual or other legal rights or privileges of the Shareholder.

                                   ARTICLE VI

                 CONDITIONS TO THE CONSUMMATION OF THE AGREEMENT

            SECTION 6.01 Conditions to Obligations of Buyer. Notwithstanding any other provision of this Agreement, the obligations of Buyer to consummate the Agreement and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) There shall not be instituted and pending or threatened any Action, before any Governmental Entity or otherwise, (i) challenging this Agreement or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Buyer.

                  (b) The representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and each of the Company and the Shareholders shall have complied with all covenants and agreements and satisfied all conditions on the Company's or their part, as applicable, to be performed or satisfied on or prior to the Closing Date.

                  (c) Buyer shall have received from Shareholders a certificate dated the Closing Date in substantially the form to be attached as Annex A.

                  (d) Buyer shall have received a certificate from the President of the Company in substantially the form to be attached as Annex B.

                  (e) Buyer shall have received a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date in substantially the form to be attached as Annex C.

                  (f) Each of Gray, Geneva Gray and JDW shall have entered into a Non-Competition Agreement with Buyer substantially in the form to be attached as Annex D.

                  (g) Geneva Gray shall have entered into an Employment Agreement with the Company substantially in the form to be attached as Annex E, for a period of one (1) year for a salary of approximately $26,000 plus a bonus.

                  (h) JDW shall have entered into an Employment Agreement with the Company substantially in the form to be attached as Annex F.

                  (i) Mike Kennedy shall have entered into an Employment Agreement with the Company substantially in the form to be attached as Annex G, for a period of two (2) years for a salary of approximately $115,000 plus a bonus.

                  (j) Buyer shall have received reasonable assurances from those employees, if any, of the Company that may be identified by Buyer in its discretion that they will remain in the employ of the Company for a reasonable period of time after the consummation of the transactions contemplated hereby.

                  (k) Buyer shall have concluded (through its representatives, agents, accountants, legal counsel and other experts) satisfactorily an investigation, including without limitation legal and financial review, of the Company and shall be satisfied in its sole discretion with the results thereof on or before December 31, 1998.

                  (l) All authorizations, consents, waivers and approvals by or from third parties required for the consummation of the transactions contemplated hereby shall have been obtained and all Liens on the assets and properties of the Company, if any, will be released or terminated upon Closing.

                  (m) No act, event or condition shall have occurred after the date hereof which Buyer determines has had or could reasonably be expected to have a Material Adverse Effect.

                  (n) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                  (o) The Shareholders shall have approved the adoption of the Agreement and any other matters required to be approved by them under applicable Legal Requirements.

            SECTION 6.02 Conditions to Obligations of the Shareholders. Notwithstanding any other provision of this Agreement, the obligations of the Shareholders to consummate the Agreement and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                  (a) The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.

                  (b) The Shareholders shall have received a certificate from the Secretary of Buyer dated the Closing Date in substantially the form to be attached as Annex H.

                  (c) The Shareholders shall have received a certificate from the President of Buyer in substantially the form to be attached as Annex I.

                  (d) Each of Geneva Gray and JDW shall have entered into an Employment Agreement with the Company substantially in the form to be attached as Annex E and Annex F, respectively.

                  (e) Buyer shall have entered into a Lease Agreement with JDW substantially in the form to be attached as Annex J, which will permit JDW to store his personal effects currently located at the Company's garage, for an annual rental of $1.00.

                  (f) No act, event or condition shall have occurred after the date hereof which the Shareholders determine has had or could reasonably be expected to have a material adverse effect on the business, financial condition, properties, profitability, prospects or operations of Buyer.

                  (g) All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Shareholders and their counsel.

                  (h) There shall not be instituted and pending or threatened any Action (i) challenging the Agreement or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by Buyer of all or a material portion of the business or assets of the Company, or to compel Buyer or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Buyer.

                  (i) Buyer shall execute and deliver to Sellers an investment letter, to be attached as Annex K, to the effect that:

                        (i) Buyer understands that the warranties and representations of the Company and Shareholders are provided for the purpose of Buyer's due diligence only and will not survive the Closing. Buyer has been provided an opportunity to ask questions of, and Buyer has received answers thereto satisfactory to it from the Company and the Shareholders and their representatives regarding the terms and conditions of this Agreement and the matters pertaining hereto, and Buyer has obtained all additional information requested of the Company and the Shareholders and their representatives. Buyer has investigated and is familiar with the affairs, financial conditions and prospects of the Company and has acquired sufficient information, including the schedules to this Agreement and all other information and documents as requested by Buyer about the Company, to reach an informed and knowledgeable decision to acquire the Shares.

                        (ii) Buyer has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Buyer has not relied in connection with the transactions contemplated herein upon any representations, warranties or agreements other than those set forth in this Agreement and the schedules hereto. Buyer's financial situation is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time.

                        (iii) Buyer is acquiring the Shares pursuant to this Agreement for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares. Buyer acknowledges the Shareholder's understanding that the sale of the Shares hereunder is intended to be exempt from registration under the Securities Act.

                        (iv) Buyer represents and warrants that, by reason of its business and financial experience, it has the capacity to protect its own interests in connection with its receipt of the Shares pursuant to this Agreement.

                        (v) No shareholder or any officer, employee, agent or affiliate of the Company has made any representations or warranties to Buyer, other than as set forth herein.

                                   ARTICLE VII

                       CONDUCT OF BUSINESS PENDING CLOSING

            During the period commencing on the date hereof and continuing through the Closing Date, the Shareholders covenant and agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise expressly consent in writing) that:

            SECTION 7.01 Qualification. The Shareholders shall cause the Company to maintain all qualifications to transact business and remain in good standing in Tennessee and the foreign jurisdictions set forth in Section 3.01(a).

            SECTION 7.02 Ordinary Course. The Shareholders shall cause the Company to conduct its business in, and only in, the Ordinary Course and preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business value shall be unimpaired at the Closing Date. The Shareholders shall cause the Company to maintain its properties and assets in good condition and repair.

            SECTION 7.03 Organic Changes. The Shareholders shall not permit the Company to (a) amend its Charter or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell or agree to issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do so.

            SECTION 7.04 Indebtedness. The Shareholders shall not permit the Company to incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person except in the Ordinary Course. The Shareholders shall not permit the Company to restructure or refinance its existing Indebtedness.

            SECTION 7.05 Accounting. The Shareholders shall not permit the Company to make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted by it. The Shareholders shall cause the Company to maintain its books, records and accounts in accordance with GAAP.

            SECTION 7.06 Compliance with Legal Requirements. The Shareholders shall cause the Company to comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Company, or upon any of its Affiliates, in connection therewith or herewith.

            SECTION 7.07 Disposition of Assets. The Shareholders shall not permit the Company to sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien not disclosed herein to Buyer upon any of, its material properties or assets, tangible or intangible, or any interest therein.

            SECTION 7.08 Compensation. Except as set forth in Sections 7.16 and
7.17 below, the Shareholders shall not permit the Company to (a) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (b) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company.

            SECTION 7.09 Modification or Breach of Agreements; New Agreements. The Shareholders shall not permit the Company to terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of, or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, disclosed in this Agreement or the Schedules hereto. The Shareholders will not permit the Company to become a party to any contract or commitment other than in the Ordinary Course. The Shareholders will cause the Company to meet all of its contractual obligations in accordance with their respective terms.

            SECTION 7.10 Capital Expenditures. Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which for repairs only shall not exceed $75,000 in the aggregate), the Shareholders shall not permit the Company to purchase or enter into any contract to purchase any capital assets.

            SECTION 7.11 Maintain Insurance. The Shareholders shall cause the Company to maintain its Policies in full force and effect and shall not do, permit or willingly allow to be done any act by which any of the Policies may be suspended, impaired or canceled.

            SECTION 7.12 Discharge. The Shareholders shall not permit the Company to cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any person other than Liens, debts or obligations with respect to current liabilities of the Company.

            SECTION 7.13 Actions. The Shareholders shall not permit the Company to institute, settle or agree to settle any Action before any Governmental Entity.

            SECTION 7.14 Permits. The Shareholders shall cause the Company to maintain in full force and effect, and comply with, all Permits.

            SECTION 7.15 Tax Assessments and Audits. The Shareholders shall cause the Company to furnish promptly to Buyer a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company's operations for periods ending on or prior to the Closing Date. The Shareholders shall cause the Company to promptly inform Buyer, and permit the participation in and control by Buyer, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Buyer.

            SECTION 7.16 Certain Distributions. Notwithstanding anything contained in this Agreement to the contrary, at or prior to the Closing, Company may:

                  (a) distribute to its shareholders, sums which, in the aggregate, equal the maximum amount of Federal and State of Mississippi income tax payable (estimated at the Closing and adjusted later) by Shareholders by reason of the income of the Company reportable by Shareholders on their individual tax returns for the period from January 1, 1998 up to the Closing. Shareholders and Buyer agree that if the sums so paid are more or less than the sums computed based upon the Federal income tax return for the period, when filed, they will adjust the amounts payable under this subsection (a) immediately after such event (which in no case shall be later than June 1, 1999);

                  (b) pay to JDW an extraordinary bonus in the amount of $115,000, which JDW agrees to utilize in part to pay sums owed to the Company under the Note; and

                  (c) pay off all notes to Gray in the total outstanding amount of $40,000, which is equal to the total amount of debt owed by the Company to Gray as of the Closing Date.

            SECTION 7.17 Certain Personal Property. Nothing in the foregoing to the contrary withstanding, Company may transfer and convey unto JDW, for the total consideration of One Dollar ($1.00), the assets to be listed on Schedule 7.17.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

            SECTION 8.01 Covenants of the Shareholders. During the period commencing on the date hereof and continuing through the Closing Date, the Shareholders agree to:

                  (a) comply promptly with all requirements that applicable Legal Requirements may impose upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Buyer in connection with any such requirements imposed upon Buyer or upon any of its affiliates in connection therewith or herewith;

                  (b) use their reasonable commercial efforts to obtain (and to cooperate with Buyer in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company or the Shareholders, as applicable, in connection with the transactions contemplated by this Agreement;

                  (c) use their reasonable commercial efforts to bring about the satisfaction of the conditions precedent to the Closing set forth in Section
6.01 of this Agreement;

                  (d) promptly advise Buyer orally and, within three (3) Business Days thereafter, in writing of any change in the Company's business or condition that has had or may have a Material Adverse Effect;

                  (e) deliver to Buyer prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent Buyer from terminating this Agreement pursuant to Section 9.01(c) hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement; and

                  (f) deliver to Buyer as soon as possible, which in no case shall be later than September 30, 1998, the Disclosure Letter and the Schedules contemplated by or referenced in this Agreement, which the Shareholders and the Company acknowledge are not attached hereto as of the date hereof. Such Schedules must be acceptable to Buyer in its sole discretion.

            SECTION 8.02 Covenants of Buyer.

                  (a) Pre-Closing Covenants of Buyer. During the period commencing on the date hereof and continuing through the Closing Date, Buyer agrees to:

                        (i) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company and the Shareholders in connection with any such requirements imposed upon the Shareholders or the Company or upon any of the Affiliates of the Company in connection therewith or herewith;

                        (ii) use its reasonable commercial efforts to obtain (and to cooperate with Shareholders and the Company in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Buyer in connection with the transactions contemplated by this Agreement;

                        (iii) use its reasonable commercial efforts to bring about the satisfaction of the conditions precedent to Closing set forth in
Section 6.02 of this Agreement.

                        (iv) to use its best efforts to hold confidential, and not to disclose the negotiations relating to the transactions contemplated by this Agreement or the existence of this Agreement to any employees of Company, other than Geneva Gray, or to any other Person, other than the agents, officers and employees of Buyer on a need to know basis, without the written consent of the Shareholders, except as required by any Legal Requirement.

                        (v) not to make any public announcement regarding the transactions contemplated herein without the written consent of Shareholders, except as required by any Legal Requirement.

                        (vi) provide the Shareholders with drafts of the Annexes provided for herein on or before October 31, 1998.

                  (b) Post-Closing Covenants of Buyer. Buyer agrees that, after the Closing, it will cause the Company to timely undertake the following:

                        (i) pay 1998 bonuses to certain key employees (other than JDW) designated by JDW, up to an aggregate sum of One Hundred and Fifty Thousand Dollars ($150,000), as JDW shall determine prior to the end of the Company's fiscal year.

                        (ii) the Company is an "S Corporation" as defined in
section 1361 of the Code. It is understood that the "S" status will terminate on the Closing and that short period tax returns will be filed for the Stub Period (defined in Section 5.2(c)) with income for periods prior to the Closing being attributed to the Shareholders, by closing the Company books on the Closing Date utilizing the Company's historic accounting methods and procedures and prepared in conformity with GAAP. In order to effect the preceding allocations, the parties agree to adopt the elections in Section 1362(e)(3) of the Code, if necessary, to effect the cut off. In the process of making final postings and closing the Company's books as of December 31, 1998, which may occur subsequent to Closing, and for the Stub Period, which will occur after the Closing, the responsible party shall cause the Company to record all entries or adjustments and maintain the books, accounts, and records of the Company in a manner consistent with past practice during the preceding twelve (12) month accounting periods and this Section 8.03(d), and prepared in conformity with GAAP.

                        (iii) comply with the adjustment provisions of Section 7.16(a).

                        (iv) retain all books and records of the Company for a period of not less than five years after the Closings and Company shall allow each Shareholder and his/her authorized tax preparer to have reasonable access to the Company's books, records, officers, and employees at all times after the Closing during Buyer's normal business hours in order to make copies thereof and to prepare any applicable tax returns and tax information reports. The Shareholders are responsible for payment of federal income taxes on the Company earnings for the period prior to the Closing.

            SECTION 8.03 Confidentiality. Each of the parties hereto acknowledges that all confidential, financial and proprietary information, documents and materials which directly relate to the business of the other party (collectively, "Confidential Information") shall be the exclusive, confidential property of such other party, except to the extent expressly authorized in writing for dissemination. From the date of this Agreement through and including the thirty-sixth (36th) month following the Closing Date, each party shall not disclose any of such Confidential Information of the other party to any third party without the prior written consent of the other party and shall take all reasonable steps and actions necessary to maintain the confidentiality of such Confidential Information. The foregoing restrictions shall not apply to any information which (i) becomes generally available to the public other than as a result of disclosures by the non-disclosing party, (ii) was available to the non-disclosing party on a non-confidential basis prior to disclosure to it by the other party, (iii) becomes available to the non-disclosing party on a non-confidential basis from any source other than the disclosing party, provided such source is not bound by a confidentiality agreement with one of the parties hereto, or (iv) is required to be disclosed by any Governmental Entity. In addition, the obligations set forth in this Section 8.03 shall not apply to Buyer with respect to Confidential Information which is acquired by Buyer as a result of the consummation of the transactions contemplated herein.

            SECTION 8.04 Access and Information. Between the date hereof and the Closing Date, the Shareholders will cause the Company's officers, directors, key employees and advisors to permit, Buyer and its representatives and agents reasonable access to the Company's books and records, facilities, key personnel, customers, suppliers, independent accountants and attorneys, as requested by Buyer.

            SECTION 8.05 Expenses. Except as otherwise specifically provided herein, each party to this Agreement shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents; provided, however, that, if the Closing occurs, Buyer shall cause the Company to pay for legal fees and accounting fees actually incurred by the Company in connection with this Agreement (including those incurred on behalf of the Shareholders), up to a maximum of $25,000. The Company shall not incur legal fees or accounting fees in connection with this Agreement or the transactions contemplated hereby in excess of $32,500. Any such excess shall be paid directly by the Shareholders.

            SECTION 8.06 Publicity; Employee Communications. At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto, which shall not be unreasonably withheld, prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of the Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of is representatives, agents, attorneys, advisors, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, financing sources and others are made aware of and agree to be bound by the terms of this Section 8.06. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations.

            SECTION 8.07 Further Assurances.

                  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                  (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholders or the proper officers or directors of the Company or Buyer, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

            SECTION 8.08 Inconsistent Action. Buyer and the Shareholders shall not take or suffer to be taken, and the Shareholders shall not permit the Company to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of the Buyer or the Shareholders, respectively, in this Agreement to be untrue, incorrect, incomplete or misleading.

            SECTION 8.9 Post-Termination Employment. The Shareholders acknowledge and agree that, subject to any written contracts of employment, if any, after the Closing (a) Buyer shall not be required to employ or retain any employee of the Company or any other Person, and (b) Buyer, in its sole and absolute discretion, may cause the Company to retain all, some, or none of such employees.

            SECTION 8.10 Competing Offers; Merger or Liquidation. The Shareholders agree that they will not, and the Shareholders will cause the Company not to, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage discussions with, or the submissions of bids, offers or proposals by, any Person with respect to an acquisition of the Shares, and the Shareholders will not, and the Shareholders will not permit the Company to, engage any broker, financial adviser or consultant with an incentive to initiate or encourage proposals or offers from other parties. Furthermore, the Shareholders shall not, and the Shareholders shall not permit the Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than Buyer and its representatives, with a view to engaging, or preparing to engage, that Person with respect to any matters referenced in this Section. The Shareholders shall ensure that the Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of all of the parties hereto;

                  (b) by the Shareholders, on the one hand, or by Buyer, on the other hand, by written notice to the other party or parties hereto if the Closing shall not have taken place on or before December 31, 1998 (or such later date as Buyer and the Shareholders may agree), provided that in the case of a termination under this clause (b), the party or parties terminating this Agreement shall not then be in material breach of any of its or their obligations under this Agreement;

                  (c) by Buyer if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by the Shareholders under this Agreement or (ii) any of the conditions precedent to Closing set forth in Section 6.01 have not been met on the Closing Date, and, in each case, Buyer is not then in material default of its obligations hereunder; or

                  (d) by the Shareholders if (i) there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer under this Agreement or (ii) any of the conditions precedent to Closing set forth in
Section 6.02 have not been met on the Closing Date, and, in each case, the Shareholders are not then in material default of any of their obligations hereunder.

                  (e) by either party if the Annexes are not agreed upon on or before October 31, 1998; provided, however, that the parties shall negotiate diligently and in good faith to agree upon the Annexes.

                  (f) by the Shareholders if Buyer has not waived in writing the provisions of Section 6.01(j) on or before December 15, 1998.

            SECTION 9.02 Effect of Termination. Upon termination in accordance with the provisions of Section 9.01, this Agreement shall become void and there shall be no liability or obligation (except for Extraordinary Remedies) on the part of any party hereto or their respective directors, officers, employees, agents or other representatives to any other party hereto; provided, however, that the provisions of Sections 8.03, 8.05 and 7.16(a) shall survive termination and remain in full force and effect.

            SECTION 9.03 Amendment. Other than by the delivery of supplements to the Schedules on or before the Closing, this Agreement may be amended only by a written instrument executed by each of the parties hereto. Any amendment effected pursuant to this Section 9.03 shall be binding upon all parties hereto.

            SECTION 9.04 Waiver; Survival. Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof. The representations and warranties of the Shareholders made herein are made for the sole purpose of providing Buyer with information during the course of Buyer's due diligence. A termination of this Agreement in accordance with Section 9.01 shall conclusively be deemed a waiver and release of any and all claims (except for Extraordinary Remedies) by Buyer against Seller arising out of this Agreement. Except as provided in Section 10.02 below, the closing of the transactions described herein in accordance with the terms of this Agreement shall conclusively be deemed to be a waiver by Buyer of any breach or untruth of any representation or warranty made by the Shareholders and an acceptance of the Company in an "as is" condition.

                                    ARTICLE X

              SURVIVAL OF REPRESENTATIONS AND WARRANTIES; REMEDIES

            SECTION 10.01 Survival of Representations, Warranties and Covenants. Except as provided in Section 10.02 below, the representations, warranties and covenants of the parties hereto contained in this Agreement shall not survive the Closing and shall be deemed to merge therein (except for the provisions of Sections 8.02(b), 8.03, 8.05 and 7.16(a), which shall survive and remain in full force and effect), no party having any obligation or liability to the others by reason thereof after the Closing.

            SECTION 10.02 Remedies. Except for Extraordinary Remedies, Buyer's exclusive remedy for a breach of any covenant, representation or warranty shall be, at Buyer's sole election: (a) the termination of this Agreement or (b) the closing of the transactions contemplated hereby in accordance with the terms hereof. Closing of the transactions contemplated herein shall be conclusively deemed a waiver by each party hereto of all remedies and claims against the other parties by reason of this Agreement and the transactions contemplated herein (except for remedies and claims for a breach or violation of Sections 8.02(b), 8.03, 8.05 or 7.16(a) which shall survive the Closing), except for Extraordinary Remedies, which Extraordinary Remedies shall survive the Closing and be actionable thereafter. "Extraordinary Remedies" means remedies for claims arising out of conduct constituting fraud, deceit, intentional misrepresentation and/or willful misconduct by any other party hereto during or in connection with
(a) the negotiation and execution of this Agreement, (b) the preparation and delivery of the Disclosure Letter and/or the Schedules, and/or (c) the period of time between the execution of this Agreement and the Closing. Damages under this
Section 10.02 are limited to the direct costs, expenses and damages which arise from the conduct constituting fraud, deceit, intentional misrepresentation and/or willful misconduct.

                                   ARTICLE XI

                               GENERAL PROVISIONS

            SECTION 11.01 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given
(a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses:

                     (a)  If to Buyer addressed to:

                           Interiors, Inc.
                           320 Washington Street
                           Mt. Vernon, New York 10553-1017
                           Facsimile: (914) 665-5469

                           Attention: Mr. Max Munn

                           With copies to:

                           Paul, Hastings, Janofsky & Walker LLP
                           555 South Flower Street, 23rd Floor
                           Los Angeles, California 90071
                           Facsimile:  (213) 627-0705

                           Attention:  DeAnne H. Ozaki, Esq.

                           and

                           Mr. Dennis D. D'Amore
                           1755 Glendale Boulevard
                           Los Angeles, California 90026
                           Facsimile: (213) 664-5679


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

                           and

                           Irvin Rothfarb, Esq.
                           15 West 53rd Street
                           New York, New York 10019
                           Facsimile: (212) 262-6228

                     (b) If to the Shareholders, addressed to:

                           Jimmy D. Webster, Jr.
                           241 Green T Boulevard, East
                           Hernando,  Mississippi  38632
                           With a copy to:

                           Wyatt, Tarrant & Combs
                           Crescent Center
                           6075 Poplar Avenue, Suite 650
                           Memphis, Tennessee  38119
                           Facsimile:  (901) 537-1010
                           Attention:  Lawson F. Apperson, Esq.

            SECTION 11.02 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

            SECTION 11.03 Entire Agreement. Except as specifically set forth herein, this Agreement, including the annexes and schedules attached hereto and other documents referred to herein, contain the entire understanding of the parties hereto in respect of their subject matter and supersede all prior and contemporaneous agreements and understandings, oral and written, among the parties with respect to such subject matter.

            SECTION 11.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs and assigns; provided, however, that no party may assign either this Agreement or any of its rights, interests or obligations hereunder in whole or in part without the prior written consent of the other parties hereto, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

            SECTION 11.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

            SECTION 11.06 Schedules and Annexes. The Schedules and Annexes to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

            SECTION 11.07 Construction.


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

                  (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires.

                  (c) For the purposes of this Agreement, unless the context clearly requires, "or" is not exclusive.

            SECTION 11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

            SECTION 11.09 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Atlanta, Georgia (or if such courts refuse to accept jurisdiction, in Memphis, Tennessee), or a for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby and to the laying of venue in any such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.


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

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                        INTERIORS, INC.


                                        By:
                                           -------------------------------------
                                           An Authorized Officer


                                           -------------------------------------
                                           Jimmy D. Webster, Jr.


                                           -------------------------------------
                                           Henry Gray


                                           -------------------------------------
                                           Bettye Jo Webster


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